UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 21, 2006

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817)415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_           Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.02  Results of Operations and Financial Condition.

On April 21, 2006, RadioShack Corporation (the “Company”) issued a press release containing certain information with respect to its first quarter 2006 financial results. A copy of the press release is attached as Exhibit 99.1.

In the press release, the Company utilized a non-GAAP financial measure to present the Company’s first quarter 2006 free cash flow guidance. Management does not intend the presentation of this non-GAAP financial measure to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. The Company’s management believes that free cash flow is an appropriate indication of the Company’s ability to repay maturing debt, change dividend payments or fund other uses of capital that management believes will enhance stockholder value.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.

99.1         Press Release, dated April 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 21st day of April, 2006.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Senior Vice President - Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.

99.1         Press Release, dated April 21, 2006.

          Exhibit 99.1

          April 21, 2006

For further information contact: James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com	Kay Jackson, Senior Director, Public Relations (817) 415-3300 Media.relations@radioshack.com

RadioShack Corporation Announces 2006 First Quarter Financial Results

Fort Worth, Texas, April 21, 2006 – RadioShack Corporation (NYSE: RSH) today announced net income of $8 million or $0.06 per diluted share for the quarter ended March 31, 2006 versus net income of $55 million or $0.34 per diluted share for the quarter ended March 31, 2005. Write-downs in connection with the company’s turnaround plan related to fixed assets and inventory reduced the company’s pre-tax income by approximately $10 million.

“Wireless sales, in particular, were below our expectations and helped contribute to overall financials that were disappointing,” said Claire Babrowski, president and acting chief executive officer. “While we knew first quarter would be weak, the results are worse than we anticipated. We clearly have a lot more work to do to get this company back to levels of profitability which we all expect. The first quarter results do nothing to change our belief in the turnaround plan announced early this year. We have made progress in implementing the plan, and we continue to be confident we are making the right moves that will benefit RadioShack significantly over time.”

First quarter 2006 comparable store sales were down 1% versus the prior year. Total sales in the first quarter of 2006 were up 3% to $1,160 million, compared to total sales of $1,123 million for the previous year.

First quarter 2006 gross margin rate was 48.3% versus 50.4% the previous year, a decline of approximately 210 basis points. The decline was driven primarily by an unfavorable merchandise mix shift, more promotional activity, inventory write-downs related to the turnaround plan, and higher than company-average sales growth of its lower margin kiosk channel.

Selling, general and administrative (SG&A) expenses were $496 million in the first quarter of 2006, up 10% versus the prior year. The increase was due in part to compensation and, in particular, more store labor hours compared to last year. Other incremental drivers of SG&A included more kiosks, rent from the recent sale-leaseback of the company’s headquarters, and expensing stock options.

Regarding free cash flow(1), RadioShack used $310 million in cash in the first quarter of 2006 versus a use of $105 million in the first quarter of 2005. This year’s use of cash was driven by lower net income and changes in payables and inventory. The company is reiterating its fiscal year 2006 estimated free cash flow guidance of $50 million to $100 million.

Today, starting at 9:00 a.m. ET, management will host a conference call to discuss its financial results. The public is invited to listen to the event live on the Internet at www.radioshackcorporation.com on the Investor Relations page. The webcast will be replayed after the conference.

Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “estimated” and other similar words or phrases. These uncertainties include, but are not limited to, the execution and impact of the company’s turnaround plan, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: over 6,000 company and dealer stores; over 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where most Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

(1)	Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow on page 6.

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Income Statements (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,		Increase/ (Decrease)
	2006	2005	2006 vs 2005
Net sales and operating revenues	$1,160.0	$1,122.9	$37.1
Cost of products sold	599.4	556.7	42.7
Gross profit	560.6	566.2	(5.6)
Operating expenses:
Selling, general and administrative	495.7	450.5	45.2
Depreciation and amortization	32.0	29.5	2.5
Impairment of long-lived assets	8.9	--	8.9
Total operating expenses	536.6	480.0	56.6
Operating income	24.0	86.2	(62.2)
Interest income	0.8	1.8	(1.0)
Interest expense	10.6	9.3	1.3
Other (expense) / income	(0.6)	10.2	(10.8)
Income before income taxes	13.6	88.9	(75.3)
Provision for income taxes	5.2	33.9	(28.7)
Net income	8.4	55.0	(46.6)
Net income per share:
Basic	$0.06	$0.35	$(0.29)
Diluted	$0.06	$0.34	$(0.28)
Shares used in computing earnings per share:
Basic	135.8	158.3	(22.5)
Diluted	135.9	159.5	(23.6)
Shares outstanding	135.3	156.0	(20.7)

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (In millions)
	March 31, 2006	December 31, 2005	March 31 2005
Assets
Cash and cash equivalents	$45.4	$224.0	$293.0
Accounts and notes receivable, net	265.4	309.4	192.0
Inventories, net	960.0	964.9	956.6
Other current assets	148.1	129.0	99.6
Total current assets	1,418.9	1,627.3	1,541.2
Property, plant and equipment, net	455.8	476.2	649.4
Other assets, net	104.1	101.6	93.6
Total assets	$1,978.8	$2,205.1	$2,284.2

Liabilities and Stockholders' Equity
Short-term debt	$163.7	$40.9	$73.7
Accounts payable	211.9	490.9	271.2
Accrued expenses and other current liabilities	330.3	379.5	264.4
Income taxes payable	42.5	75.0	125.2
Total current liabilities	748.4	986.3	734.5
Long-term debt, excluding current maturities	491.9	494.9	501.2
Other non-current liabilities	127.4	135.1	132.3
Total liabilities	1,367.7	1,616.3	1,368.0
Stockholders' equity	611.1	588.8	916.2
Total liabilities and stockholders' equity	$1,978.8	$2,205.1	$2,284.2

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (Unaudited) (In millions)
	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$8.4	$55.0
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	32.0	29.5
Impairment of long-lived assets	8.9	--
Other items	4.1	1.7
Changes in operating assets and liabilities:
Accounts and notes receivable	43.8	48.8
Inventories	4.9	47.2
Other current assets	(26.7)	(5.9)
Accounts payable, accrued expenses, income taxes payable & other	(358.0)	(242.9)
Net cash used in operating activities	(282.6)	(66.6)

Cash flows from investing activities:
Additions to property, plant and equipment	(27.2)	(38.6)
Proceeds from sale of property, plant and equipment	0.8	2.1
Other investing activities	0.2	(4.4)
Net cash used in investing activities	(26.6)	(40.9)

Cash flows from financing activities:
Purchases of treasury stock	--	(73.7)
Sale of treasury stock to employee benefit plans	7.5	10.0
Proceeds from exercise of stock options	0.1	8.0
Changes in short-term borrowings, net	125.5	18.3
Repayments of long-term borrowings	(2.5)	--
Net cash provided by / (used in) financing activities	130.6	(37.4)

Net decrease in cash and cash equivalents	(178.6)	(144.9)
Cash and cash equivalents, beginning of period	224.0	437.9
Cash and cash equivalents, end of period	$45.4	$293.0

RADIOSHACK CORPORATION AND SUBSIDIARIES Reconciliation Table of Non-GAAP Financial Measure to GAAP Financial Measures (Unaudited) (In millions except per share amounts)

FREE CASH FLOW	Three months ended
	2006	2005
Net cash provided by operating activities	$(282.6)	$(66.6)
Less:
Additions to property, plant and equipment	(27.2)	(38.6)
Dividends paid	--	--
Free cash flow	$(309.8)	$(105.2)